Exhibit 99.1

CONTACTS:	Rachael Scherer	Robert Hanvik
	Investor Relations	Public Relations
	763-505-2694	763-505-2635
612-812-2433

	Rob Carson	Jeanne Forbis
	Investor Relations	Public Relations
	763-505-2705	763-505-2814
612-770-6896

MEDTRONIC RESPONDS TO RULING IN

MEDTRONIC SOFAMOR DANEK, INC. VS. GARY K. MICHELSON, M.D.,

AND KARLIN TECHNOLOGY, INC. CASE

MINNEAPOLIS, Sept. 28, 2004 – Medtronic, Inc. (NYSE: MDT) today issued the following statement in response to today’s jury verdict in the Medtronic Sofamor Danek, Inc. vs. Gary K. Michelson, M.D., and Karlin Technology, Inc. case.

A jury in U.S. District Court in Memphis, Tenn., delivered its verdict today in the case of Medtronic Sofamor Danek, Inc. vs. Gary K. Michelson, M.D., and Karlin Technology, Inc., a dispute involving technology agreements between Medtronic Sofamor Danek (MSD) and Dr. Michelson and his company.  Details of the verdict and damages awarded to Dr. Michelson and his company are summarized as follows:

•                  The jury found that MSD breached certain provisions of its technology agreements with Dr. Michelson and his company, and awarded damages of approximately $110 million.

•                  The jury found that certain products infringed Dr. Michelson’s patents and that MSD may be required to pay additional amounts on those products.

•                  The jury will consider whether punitive damages are appropriate on certain claims in a subsequent phase of the trial.

•                  The jury found that Medtronic Inc., MSD’s parent company, had not breached any duties to Dr. Michelson and his company.

As a result of the jury’s findings, the agreements with Dr. Michelson and his company remain in effect.

Even before the verdict, MSD took steps to address a number of the issues in this case and will undertake further evaluation of the jury’s determinations to assure compliance with the provisions of our agreements with Dr. Michelson and his company. Medtronic and MSD appreciate the extensive time and thoughtful consideration the court and jury devoted to this case.

Medtronic, Inc., headquartered in Minneapolis, is the world’s leading medical technology company, providing lifelong solutions for people with chronic disease.  Its Internet address is www.medtronic.com

Any statements made about the company’s anticipated financial results and regulatory approvals are forward-looking statements subject to risks and uncertainties such as those described in Medtronic’s Annual Report on Form 10-K for the year ended April 30, 2004.  Actual results may differ materially from anticipated results.